For Further Information:

The Sands Regent CCG Investor Relations

345 North Arlington Avenue 10960 Wilshire Boulevard, Ste. 2050

Reno, NV 89501 Los Angeles, CA 90024

(775) 348-2210 (310) 477-9800

(775) 348-6241 Fax (310) 231-8663 Fax

Contact: Ferenc Szony, President and CEO Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FIRST QUARTER FISCAL 2006 FINANCIAL RESULTS

  First quarter net income totaled $1.9 million, a 14.6% increase from $1.6 million for Q1 2005

  First quarter revenue increased 10.3% year over year from $21.9 million to $24.1 million

  First quarter income from operations increased 4.3% from $3.1 million to $3.3 million

  First quarter EBITDAR increased 5.1% from $4.9 million to $5.1 million

  Conference call scheduled for 12:00 noon PT today

Reno, Nevada -- November 21, 2005 -- The Sands Regent (NASDAQ:SNDS) today announced financial results for its first quarter of fiscal 2006, ended September 30, 2005. The results include a partial quarter of operations of the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada, which were acquired on September 1, 2005.

For the quarter ended September 30, 2005, revenues rose 10.3% year over year, to $24.1 million, versus $21.9 million for the quarter ended September 30, 2004. The Company's income from operations improved 4.3% year over year, from $3.1 million in the fiscal 2005 first quarter to $3.3 million in the fiscal 2006 quarter. Net income for the fiscal 2006 first quarter was $1.9 million, or $0.27 per basic share, $0.25 diluted as compared to net income of $1.6 million, or $0.29 per share basic, $0.27 diluted for the year-ago period.

EBITDAR increased 5.1% year over year, from $4.9 million in first quarter fiscal 2005 to $5.1 million in first quarter fiscal 2006.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, "We are pleased with the performance of Rail City and the Sands Regency, both of which achieved increases in revenue and improvement in operating income margins during the first quarter. In its first month of operation, we are pleased to report that Dayton Depot performed up to expectations. At Gold Ranch, reductions in weekend traffic counts on Interstate 80 combined with rising gasoline prices to result in a decrease in gallons pumped. Gold Ranch reported an increase in revenue but a decline in income from operations compared to the first quarter of fiscal 2005, in line with expectations."

Mr. Szony concluded, "We have made great progress in the implementation of a new operating strategy at Dayton Depot. That new strategy includes upgrading the slot product, implementing marketing and promotional programs that have been successful for the other properties within the Company, finalizing the design and remodel of the restaurant and moving ahead with plans to implement a slot player tracking system. Customer response to date has been favorable. Rail City has developed detailed plans for an expansion that will add 200 slot machines initially, as well as an additional restaurant and bar. We have targeted ground-breaking for early calendar 2006, subject to our ability to acquire land currently leased from the State of Nevada."

Management of The Sands Regent will host a conference call to discuss its first-quarter financial results today, Monday, November 21 at 12:00 noon Pacific Time. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should call (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at that time, a replay will be available on Monday, November 21 at 2:00 p.m. PT through Monday, November 28 at 9:00 p.m. PT; call (800) 642-1687 and enter the conference ID number 2477220. International callers should call (706) 645-9291.

Filing of 10Q

The Sands Regent expects to file with the Securities and Exchange Commission its results for the fiscal 2006 first quarter, ended September 30, 2005 on Form 10Q on the afternoon of November 21, 2005. Please refer to that filing for full financial tables and notes thereto.

About The Sands Regent

The Sands Regent owns and operates Rail City Casino in Sparks, Nevada, Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, and the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company's property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

The Depot Casino and the Red Hawk Sports Bar, acquired on September 1, 2005, are located in Dayton, Nevada. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, a restaurant and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company's management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or other wise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(310) 477-9800

(Financial table follows)

THE SANDS REGENT
FINANCIAL HIGHLIGHTS
(Unaudited, in Thousands except per - share data)

	Three months ended September 30,
	2005	2004

Net revenues	$ 24,132	$ 21,875
Income from operations	3,260	3,125
Net income	1,880	1,640

Reconciliation of net income to EBITDAR
Net income	1,880	1,640
Interest expense	428	606
Income tax provision	962	833
(Gain) loss on disposal of property and equipment	(9)	46
Rent and management fees	199	191
Depreciation and amortization	1,650	1,545

EBITDAR (1)	$ 5,110	$ 4,861

Earnings per share
Basic	0.27	0.29
Diluted	0.25	0.27

(1) EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain or (loss) on the sale or disposal of property of subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company's EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported
"EBITDA" data. Gold Ranch has a substantial real property rent component and the Company believes
EBITDAR provides a more complete depiction of the Company's financial position and performance.
Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company's sole discretion, the rental expense would be available for other uses by the Company.

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